January 13,
2006


Mail Stop 4561

Arthur Davis
2533 North Carson Street
Carson City, Nevada  89706

      Re:	ATM Financial Corporation
		Form 10-KSB for the year ended December 31, 2004
	Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005
		File No. 333-103647

Dear Mr. Davis:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.



							Sincerely,



            Cicely Luckey
      Branch Chief



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Arthur Davis
ATM Financial Corporation
November 29, 2005
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